Exhibit a.1

CERTIFICATE OF TRUST

OF

PRESERVATION TRUST ADVISORS

This Certificate of Trust of Preservation Trust Advisors, a statutory trust (the “Trust”), executed by the undersigned and filed under and in accordance with the provisions of the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq., (the “Delaware Act”), sets forth the following:

FIRST:  The name of the statutory trust formed hereby is “Preservation Trust Advisors.”

SECOND:  The registered office of the Trust in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.  The name of the registered agent for service of process on the Trust is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD:  The Trust formed hereby is, or will become within 180 days of its first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended.

FOURTH:  This Certificate of Trust shall be effective upon the date and time of its filing.

FIFTH:  Notice is hereby given that pursuant to Section 3804 of the Delaware Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the 20th day of July, 2010.

By: /s/ Christopher R. Wolf Christopher R. Wolf as Trustee and not individually